Exhibit 99.1
November 13, 2017

TransEnterix Announces Senhance US Sale Agreement With Florida Hospital

First Agreement to Purchase Senhance Surgical System in the US

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced that Florida Hospital entered into an agreement to purchase the Company’s Senhance™ Surgical Robotic System.

The Florida Hospital Orlando campus will be home to the first commercial unit of the Senhance Surgical System to be installed in the United States.

Now available in the United States, the recently FDA-cleared Senhance Surgical System represents an innovative technology designed to assist surgeons in performing minimally invasive surgery. The system features multiple robotic arms that are controlled by a surgeon seated comfortably at a console. The surgeon controls small surgical instruments with robotic precision while at the same time moving a small scope that tracks the eye movement of the surgeon. The Senhance is the first surgical robotic system to offer the security of haptic force feedback that allows surgeons to feel the forces the instruments generate when handling delicate tissue. The Senhance represents a new era of digital laparoscopy designed to support responsible economics for the hospital, patient and today’s value-based healthcare system.

“We are pleased to announce our first US sale of the Senhance Surgical System,” said Todd M. Pope, President and CEO at TransEnterix. “Florida Hospital is a global leader in the application of next generation technologies to care for patients. It’s fitting that Florida Hospital will be the first in the United States to adopt this technology for patient care.”

“The digital operating room of the future has arrived, and our surgeons will continue to be leaders in applying robotic technology, like the Senhance, to benefit our patients across a full range of procedures and specialties,” said Dr. Steve Eubanks, surgeon and Executive Medical Director for the Institute for Surgical Advancement at Florida Hospital. “Our team of clinicians selected the Senhance Surgical System to further our minimally invasive offerings. We believe this robotic system will support our surgeons in maximizing their precision and control during procedures while minimizing costs.”

About Florida Hospital
Florida Hospital is a member of Adventist Health System, which operates 45 hospitals in 9 states, making it one of the largest not-for-profit healthcare systems in the United States, caring for more than 5 million patients annually. Florida Hospital continues to be at the forefront of health-care innovation. In addition to the Florida Hospital Institute for Surgical Advancement, it’s also home to the Florida Hospital Nicholson Center, a facility specializing in training surgeons from around the globe on the latest surgical technology and techniques, and the Global Robotics Institute, a world leader in the robotic-assisted treatment of prostate cancer.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment.. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System is available for sale in the US, the EU and select other countries. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements
This press release includes statements relating to the Senhance Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance Surgical Robotic System will benefit Florida Hospital’s patients and whether the Senhance Surgical Robotic System will support Florida Hospital’s surgeons in maximizing their precision and control during procedures while minimizing costs. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 7, 2017 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Joanna Rice, + 1 951-751-1858
joanna@greymattermarketing.com